Exhibit 5.1
Lackowicz & Hoffman
Barristers and Solicitors

In association with
Bull, Houser & Tupper LLP

Suite 300, 204 Black Street Whitehorse, Yukon Y1A 2M9 Telephone: 867-668-5252 Fax: 867-668-5251 E-mail: lackowicz@yukonlaw.com

Reply Attention To: Paul W. Lackowicz
DIRECT E-MAIL:plackowicz@yukonlaw.com
Our File No: 36566

July 5, 2012

The Board of Directors
SXC Health Solutions Corp.
2441 Warrenville Road
Suite 610
Lisle, IL
60532

Dear Sirs/Mesdames:

Re:	SXC Health Solutions Corp.

We have acted as Canadian counsel for SXC Health Solutions Corp., a corporation continued under the laws of the Yukon Territory, Canada (the “Corporation”). We have been requested to render an opinion in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of 2,500,000 common shares of the Corporation (the “Shares”), reserved for issuance in connection with the Corporation's Long-Term Incentive Plan (the “Plan”).

Scope of Review

As Yukon counsel to the Corporation, we have examined the following documents:

1)	an emailed copy of an Officers Certificate of the Executive Vice President and Chief Financial Officer of the Corporation, dated July 2, 20112 certifying the following:

a)	Resolutions of the Board of Directors of the Corporation passed at a meeting held April 17, 2012;

b)	the Scrutineer's Report on Voting Results of the shareholders meeting of the Corporation held on July 2, 2012 approving the Plan; and

c)	a consolidated version of the Long-term Incentive Plan.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Yukon Territory and the federal laws of Canada applicable therein as of the date hereof.

We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation. We have reviewed the documents noted above in the section headed Scope of Review, but we have not participated in the negotiation of their terms or the drafting thereof.

Assumptions

In rendering this opinion, we have assumed:

1.	the genuineness of all signatures;

2.	the authenticity and completeness of all documents submitted to us as originals;

3.
the conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, emailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, emailed or facsimile transmissions have been submitted or received; and

4.
the accuracy, completeness and truth of all facts set forth in corporate records, including the Corporations records book, official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

Opinions

Based and relying on the foregoing, and subject to the assumptions and qualifications expressed above, we are of the opinion that:

1.    Upon receipt by the Corporation of full payment therefor pursuant to the Plan and issuance by the Corporation of the Shares, the Shares will be validly issued as fully paid and non-assessable.

This opinion is rendered solely to the addressee listed above in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose or use or transmitted to or relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ Lackowicz & Hoffman

LACKOWICZ & HOFFMAN